Exhibit 10.21
TERMINAL EXPANSION AGREEMENT

This Terminal Expansion Agreement is dated this 27th day of February, 2012, by and between Tesoro Logistics Operations LLC ("TLO") and Tesoro Refining and Marketing Company ("TRMC").
WHEREAS, TLO and TRMC are parties to a Master Terminalling Services Agreement (the "MTSA") dated April 26, 2011, under which TLO provides dedicated Terminalling Services for TRMC and Tesoro Alaska Company (collectively "Tesoro") at certain petroleum products Terminals specified in the MTSA;
WHEREAS, the MTSA provides for an aggregate Minimum Throughput Commitment of 100,000 bbls/day in any month for all the Terminals covered thereby, of which 7,600 bbls/day is the Stipulated Volume allocated to throughput through the Stockton Terminal;
WHEREAS, the Stockton Terminal is operating at its current maximum operating capacity and TRMC is the only party utilizing the Stockton Terminal;
WHEREAS, TRMC desires to have the operating capacity of the Stockton Terminal increased in order to allow TRMC to throughput more petroleum products at the Stockton Terminal;
WHEREAS, TLO is willing to undertake the capital project required to expand capacity at the Stockton Terminal, as set forth below, provided that the Minimum Throughput Commitment under the MTSA is increased to reflect the increased throughput capacity at such Terminal;
NOW THEREFORE, in order to facilitate the expansion of operating capacity at the Stockton Terminal, TLO and TRMC agree as follows;
1.    TLO shall promptly commence and diligently pursue to completion the capital project internally referenced as TLO's Tank Build and Rack Refurbishment Project (the "Stockton Expansion Project"), which includes the following work to expand capacity at the Stockton Terminal:
(a)    Construction of two product storage tanks totaling 90,000 bbls of shell capacity:
(i)    one 55,000 bbl CARB REG tank, and
(ii)    one 35,000 bbl CARB Diesel tank;
(b)    Replacement of the Vapor Recovery Unit with one of greater capacity;

(c)	Installation of supporting piping, pumping, electrical and control systems infrastructure;
(d)    Conversion of loading rack from bi-directional to uni-directional bays; and

(e)	Routing loading arms from bay two to bay one, as additive system will be expanded to new loading arms.
2.    Completion of the work will be subject to TLO obtaining all required permits and to force majeure. The Stockton Expansion Project is currently scheduled to become operational by November 1, 2012, at which time the throughput capacity of the Stockton Terminal will be increased from 7,600 bbls/day to 18,000 bbls/day.
3.    Upon completion of the Stockton Expansion Project, the MTSA will be amended as follows:

(a)    The Stipulated Volume for the Stockton Terminal listed under Schedule C will be increased to 16,000/bbls/day, and the aggregate Minimum Throughput Commitment under the MTSA will be increased by 8,400 bbls/day. Thus, provided that there are no other changes in the Minimum Throughput Capacity related to changes in the Stipulated Volume of other Terminals, the Minimum Throughput Capacity under the MTSA will be increased to 108,400 bbls/day.
(b)    There shall be a specific commitment (the "Stockton Minimum Throughput Commitment") for TRMC to throughput at the Stockton Terminal a minimum volume of 13,600 barrels per day for each day in a Month, which will be supplemental to the overall Minimum Throughput Capacity for all Terminals subject to the MTSA, subject to the terms provided below.
(c)    In any Month in which TRMC fails to throughput the Stockton Minimum Throughput Commitment at the Stockton Terminal, TRMC shall owe TLO the Stockton Shortfall Payment, which shall be the product of (i) the Stockton Throughput Fee (ii) times the difference between (A) the Stockton Minimum Throughput Commitment and (B) the actual throughput at the Stockton Terminal during such Month. {Stockton Shortfall Payment = Stockton Throughput Fee x (Stockton Minimum Throughput Commitment - actual Stockton throughput)}. The Stockton Throughput Fee shall be the applicable Throughput Fee listed on the first row of Schedule B to the MTSA, under the column heading Stockton, as it may be escalated as provided in the MTSA.
(d)    The Stockton Shortfall Amount paid for any Month may be applied as credits to payment obligations of TRMC under the MTSA as follows:
(i)    As a Credit against excess amounts (the "Stockton Excess Amount") owed by TRMC for volumes throughput at the Stockton Terminal in excess of the Stockton Minimum Throughput Commitment during the next succeeding three months, calculated in the same manner as is set forth in Section 7(b) of the MTSA, except that the Stockton Excess Amount shall be calculated by using the Stockton Throughput Fee rather than the weighted average Terminalling Service Fee for all Terminals, and
(ii)    As an offset to any Shortfall Amounts owed under the MTSA for a failure to throughput the overall Minimum Throughput Commitment during the same Month for which the Stockton Shortfall Payment is owing, and
(iii)    To the extent and only to the extent that the Stockton Shortfall Payment is applied as an offset against the overall Shortfall Payment under subparagraph (ii) above, as a Credit against future Excess Amounts owed by Tesoro during the next succeeding three Months, as provided in Section 7(b) of the MTSA.
4.    TRMC and TLO agree to take all further steps necessary to implement the understandings reflected in this Terminal Expansion Agreement, including execution of an Amendment to the MTSA when the Stockton Expansion Project has been completed.

WITNESS our execution, effective as of the date stated above.

TESORO LOGISTICS OPERATIONS LLC

By: /s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

TESORO REFINING AND MARKETING COMPANY

By: /s/ GREGORY J. GOFF
Gregory J. Goff
President